SOFTWARE LICENSING AGREEMENT

THIS SOFTWARE LICENSE AGREEMENT is entered into this June 10, 2016 (“Agreement”) , by and among ABCG Holdings Ltd., a corporation registered in Malta, EU, as the licensor (the “Licensor”), and Uneeqo Ltd., a corporation registered in the United Kingdom, as the licensee (the “Licensee”), and Uneeqo, Inc., a corporation incorporated in the state of Nevada in the United States and the sole owner of Licensee (the “Parent Company”). Licensor, Licensee and Parent Company may be referred to in this Agreement collectively as “Parties” or individually as a “Party”.

WITNESSETH:

WHEREAS, Licensor is engaged in the business of designing and developing computer-related software systems and related products and has created and developed a set of program instructions in their orginal form (the “Licensed Source Code”) into a software service called “Nativ Communications” intended to connect mobile users and companies to communicate in a secure non-intrusive mobile environment, (the “Licensed Software”);

WHEREAS, Licensor holds all right, title and interest in the Source Code and Software;

WHEREAS, Licensee wishes to license the Software and Source Code as the base for further development of a comprehensive demand marketing system; and

WHEREAS, Licensor and Licensee believe it is in their mutual interest and desire to enter into an agreement whereby Licensee would use Licensor’s Software and Source Code as the base for further development pursuant to the terms and conditions hereinafter provided.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the mutual promises set forth herein, the Parties hereby agree as follows:

1. DEFINITIONS.

Whenever used in this Agreement, the capitalized terms quoted below will have the meaning ascribed to them in this Section.

a.	“Agreement” means this Software License Agreement.

b.	“Copy” or “Copies” means the Licensed Product (including the components thereof), any Releases, Error Correction, or Enhancement pertaining thereto, and any reproductions of the Licensed Product or any Release, Error Correction, or Enhancement pertaining thereto.

c.	“Enhancement” means a modification of the Licensed Software by Licensor which provides (a) a capability not defined in the Product Specifications or (b) an improvement in the efficiency of the Licensed Software. Licensor may designate an Enhancement as “Major” or “Minor” depending on (a) Licensor’s commercially reasonable assessment of the Enhancement’s value and (b) whether the Enhancement adds a functional extension to the pre-existing Licensed Software. An Enhancement may entail a modification to the Product Specifications and/or the Object Code and/or the Source Code.

d.	“Error” means a failure of the Licensed Software to substantially conform to the Product Specifications. Provided, however, any nonconformity resulting from Licensee’s improper use of the Licensed Software, combining or merging the Licensed Software with software not approved by Licensor for use with the Licensed Software, or modification of the Licensed Software which has not been performed by Licensor (other than a change or modification properly made by Licensee pursuant to instructions contained in the Source Code for the Licensed Software) shall not be considered an Error.

e.	“Error Correction” means a modification of the Licensed Software by Licensor which corrects Errors discovered in the Licensed Software and enables the Licensed Software to conform to the Product Specifications.

f.	“Intellectual Property Rights” means all proprietary information, patents, patent applications, trademarks, trade names, service marks, certification marks, collective marks, designs, processes, inventions, licenses, copyrights, know-how and trade secrets of either Party, including, but not limited to, such rights relating to the origin, design, manufacture, programming, operations, function, configuration, or service of the Licensed Product.

g.	“Licensed Documentation” means all written materials, binders, training disks, and other materials supplied by Licensor and related to the Licensed Software, other than the Licensed Software.

h.	“Licensed Product” means collectively the Licensed Source Code, Licensed Software and Licensed Documentation.

i.	“Licensed Software” means the computer software identified in Schedule A attached hereto and made a part of this Agreement, all Error Corrections, Enhancements, and Releases thereof supplied by Licensor during the term of this Agreement, and all permitted copies of the foregoing.

2

j.	“Licensed Source Code” means the plain text readable computer programming code, associated procedural code, and supporting documentation for the Licensed Licensed Software and any Releases, Error Corrections, or Enhancements pertaining thereto.

k.	“Major Enhancement” means a version of the Licensed Source Code and Licensed Software which contains new features or substantially improved functions from those contained in the original.

l.	“Operators” means the employees, or agents under the control and direction, of Licensee, bound by the confidentiality provisions of this Agreement and who are permitted access to or use of the Licensed Product.

m.	“Product Specifications” means the performance functions of the Licensed Software, as specifically set forth in the Licensed Documentation.

n.	“Release” or “Releases” means the edition(s) of the Licensed Software subsequent to the original Licensed Product. A Release may include Licensed Documentation provided by Licensor for Error Correction or Enhancement.

o.	“Territory” means all the of countiries in the world and their territores and possessions.

2. GRANT OF LICENSE.

a.	In consideration of $1.00 (the “License Fee”), the Licensor hereby grants to Licensee a perpetual, exclusive and transferable license to install, execute, and use the Licensed Product throughout the Territory in support of Licensee’s business operations and in the manner described in this Agreement. Licensor reserves all rights in the Licensed Product.

3. TERM.

a.	This Agreement shall be effective as of the date of execution by the last of the Parties and shall extend for the period of two (2) years thereafter (“Initial Term”). Upon expiration of the Initial Term, the license granted under this Agreement shall automatically renew for successive two (2) year terms unless either Licensor or Licensee gives written notice to the other of its intention not to renew the license within 90 days prior to the expiration of the Initial Term or any renewal term (each a “Renewal Term” and with the Initial Term, the “Term”).

3

4. ACQUSITION OF SOFTWARE AND SOURCE CODE.

a.	First Right of Refusal. If Licensor proposes to sell or transfer the Licensed Product, Licensor shall first provide Licensee with written notice of such proposal, including all material terms and conditions thereof (the “Sale Notice”). For thirty (30) days following receipt of the Sale Notice (the “Notice Period”), Licensee shall have the option, but not the obligation, to purchase from Licensor the the Licensed Product upon the identical terms and conditions set forth in the Sale Notice. In the event Licensee elects to purchase the Licensed Product from Licensor, Licensee shall give written notice of such election to Licensor within such Notice Period and the Licensor and Licensee shall negotiate in good faith the terms of a definitive agreement for Licensee’s purchase of the Software and Source Code (“Acquisition Agreement”). If Licensee does not elect to purchase the License Product, Licensor may, within the 30-day period following the expiration of the Notice Period, Transfer the License Product the proposed transferee or any other transferee, provided that this transfer shall not be on terms and conditions more favorable to the purchaser than those contained in the Sale Notice.

b.	Option to Acquire Licensed Product. At any time during the Term of this Agreement, the Licensee shall have an irrevocable option to purchase the Licensed Product from the Licensor (“Option”). Upon the Licensee electing to exercise the Option, the Parties shall negotiate, in good faith, the terms and conditions of the Acquisition Agreement.

c.	Purchase Price in The Event of Acquisition. In the event the Licensor and Licensee, enter into an Acquisition Agreement, the Parties agree that the purchase price for the Licensed Product under the Acquisition Agreement shall be based on a valuation determined by an independent third party unanimously agreed to by the Parties and the consideration paid for the Licensed Product under the Acquisition Agreement shall be cash and/or securities of the Licensee and/or the Parent Company, subject to applicable laws and regulations.

4

5. REPRESENTATIONS AND WARRANTIES.

a.	Representations and Warranties of Licensor. Licensor hereby represents and warrants to Licensee that (i) Licensor has the power and authority to enter into and perform the obligations according to the terms of this Agreement and to grant all rights contemplated by this Agreement; (ii) Licensor has no restrictions that would impair its ability to perform its obligations under the Agreement and has not and will not enter into any agreement that would prevent it from performing or would violate any of obligations hereunder; (iii) Licensor is the author and creator of the Licensed Product or has obtained and currently holds valid and sufficient rights, including the rights under all patents, trademarks, trade names, inventions, copyrights, know-how, trade secrets, and other third party proprietary rights, to license the rights granted to Licensee herein; (iv) the Licensed Product does not and shall not infringe upon, violate, or constitute misappropriation of any copyright, trademark, trade secret, right of publicity, right of privacy, moral rights, or any other proprietary rights of any third party, and no third party patent rights, trademark rights, or other intellectual property rights that would be infringed by any act contemplated by this Agreement; (v) no claims, allegations, or notifications from any third party, or any entity from which Licensor has obtained rights, have been made that the Licensed Product violates or infringes any copyright, trade secret, patent, trademark, or any other intellectual property right of any third party; (vi) the Licensed Product and the distribution thereof shall comply with all applicable federal, state, and local laws and regulations; (vii) the Licensed Software will perform in all material respects to the Licensed Product’s specifications, (viii) the Licensed Software does not contain any viruses or other computer programming routines or defects that are intended to damage, detrimentally interfere with or expropriate any system, data, or information; (ix) the Licensed Product shall be free and clear of all liens, encumbrances, and claims or demands of third parties and in all material respects, free from defects, errors, and malfunctions; and (x) the License Software and the delivery thereof will be free from any error(s) or defect(s) relating to date data (including leap year calculations), will not generate any invalid and/or incorrect date-related and will not impair the performance, output or accuracy of Licensee’s service or products, and (xi) Licensor has the facilities, experience and expertise necessary to perform all of the services provided for in this Agreement, and shall perform the services in accordance with the highest professional and industry standards and this Agreement, in timely manner using qualified personnel.

b.	Representation and Warranties of Licensee.

i.	Suitability of Licensed Product. Licensee hereby represents and warrants to Licensor that (i) Licensee has the full right and power to enter into and perform the obligations according to the terms of this Agreement; and (ii) Licensee currently has no restrictions that would impair its ability to perform its obligations under this Agreement.

5

ii.	Notification of Defects. Licensee shall notify Licensor of any material defect Licensee believes exists in the Licensed Product, and Licensee shall provide to Licensor all information known or reasonably available to Licensee regarding the alleged defect.

iii.	Third Party Material. With respect to all computer programs and data and hardware not provided by Licensor and to be used or reproduced during Licensee’s use of the Licensed Software, Licensee represents that it has all necessary rights to use or reproduce the computer programs and that no use of the Licensed Software in connection therewith shall be made that causes an infringement of the right of any third party.

6. LIMITED WARRANTY.

a.	Limited Warranty. Licensor represents and warrants that throughout the applicable warranty period, the Licensed Software will conform in all material respects to the Licensed Product’s Specifications, and will be free from any Errors. If Licensee provides notice to Licensor of an Error during the warranty period, Licensor will correct the Error as promptly as possible, but within thirty (30) days of receiving the Error notice, at no additional charge or cost to Licensee. If for any reason Licensor is unable or unwilling to timely correct a reported Error during the warranty period, then in such event Licensee may terminate this Agreement upon written notice to Licensor, in which event Licensee shall return the Licensor and receive a pro-rata refund of the License Fees. The warranty period with respect to the Licensed Software shall be twelve (12) months following the date of acceptance of the Licensed Product by Licensee.

b.	EXCEPT AS SET OUT IN THIS AGREEMENT, LICENSOR MAKES NO OTHER WARRANTIES OR REPRESENTATIONS RELATING TO THE LICENSED SOFTWARE OR ITS PERFORMANCE OR WITH RESPECT TO THE LICENSED DOCUMENTATION. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED ARE EXPRESSLY DISCLAIMED AND EXCLUDED.

c.	Licensor shall use commercially available anti-virus-checking software program designed to eliminate destructive or malicious programs or code (e.g. viruses, Trojan horse, backdoor programs, worms) which would harm, delete, damage to operation of the service or any customer system, software, hardware or network.

6

d.	Licensor will not have any warranty obligations with respect to any problems resulting from: (a) improper installation of the Licensed Software by Licensee or installation by Licensee of the Licensed Software on improper hardware; (b) modification of the Licensed Software not undertaken or performed by Licensor; (c) malfunctions in any computer hardware or software or systems files not provided by Licensor; (d) accident of Licensee; (e) neglect of Licensee; (f) misuse of the Licensed Software by Licensee; (g) use of the Licensed Software with data of any entity other than Licensee; or (h) a power surge or failure at the Designated Location.

e.	Exclusion of Alternative Remedies; Damages. The remedies specifically set forth herein are Licensee’s sole and exclusive remedies for breach of warranty by Licensor. EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT AND CONFIDENTIALITY OBLIGATIONS SET FORTH IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES OF ANY SORT, EVEN IF THE PARTY HAS BEEN ADVISED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES, INCLUDING, WITHOUT LIMITATION, (a) ANY DAMAGES FOR LOST PROFITS, OR (b) ANY DAMAGES RESULTING FROM LOSS OF USE OR LOSS OF DATA.

7. INDEMNITY.

a.	Indemnity by Licensor. Licensor, at its own expense, shall indemnify, defend, and hold harmless, Licensee, its affiliates, officers, directors, employees, agents, and other representatives from and against any judgments, losses, damages, liabilities, costs or expenses (including, but not limited to, reasonable attorneys’ fees and legal expenses) associated with or arising from (i) any breach or claimed breach of Licensor’s representations and warranties provided in this Agreement or from Licensor’s performance hereunder; (ii) any tortious or negligent act or omission by Licensor, its agents and/or independent contractors in connection with the performance or non-performance of this Agreement and/or any services provided pursuant to this Agreement; and (iii) any third party claim or action brought against Licensee or its Affiliates alleging that the Licensed Product infringes or violate in any manner any intellectual property right of any third party.

7

b.	Indemnity of Right of Use. Licensor shall defend or settle, at its own expense, any claim made against Licensee that the Licensed Product, in whole or in part, infringes any patent, published patent application, copyright, trade secret, or other proprietary right, and Licensor shall indemnify and hold harmless Licensee against any final judgment, including an award of attorneys’ fees, that may be awarded by a court against Licensee as a result of the foregoing; provided, however, Licensee shall (a) give Licensor notice of such claim within thirty (30) days of the date Licensee first knows or should know of the claim and (b) provide Licensor with reasonable cooperation and all information in Licensee’s possession related to said claim. Licensor shall have sole control of the defense of such claims and all related settlement negotiations. Reasonable out of pocket expenses incurred by Licensee in providing assistance to Licensor in defense of such a claim shall be reimbursed by Licensor.

c.	Remedy for Claimed Infringement. If a claim is made that the Licensed Product, or any portion thereof, infringes any patent, copyright, trade secret, or other proprietary right, Licensor, at its sole expense, shall either: (i) procure for Licensee the right to exercise the rights and licenses granted hereunder with respect to the Licensed Product; (ii) modify the Licensed Product to make it non infringing but continue to meet the Product Specifications; (iii) replace the Licensed Product with equivalent but non infringing software of like functionality that meet the Product Specifications; or (iv) terminate this Agreement and refund the License Fees upon the return to Licensor of the Licensed Product; provided, however, that the liability of Licensor pursuant to this section shall be subject to the limitations set forth in Section 6 of this Agreement, and Licensor shall have no liability for any claim of infringement based on use of a superseded or altered release of the Licensed Product if the infringement would have been avoided by the use of the most current, unaltered release of the Licensed Product which is available to Licensee either during the Warranty Period.

d.	Limitation of Licensor’s Infringement Indemnity. Licensor shall have no liability to Licensee or any assignee, transferee, or sublicensee of Licensee for any claim of infringement that is based upon (i) any combination of the Licensed Software with software not supplied by or authorized by Licensor if such claim would have been avoided but for such combination, or (ii) any modifications to the Licensed Software (other than Releases provided by Licensor or otherwise approved by Licensor).

8

e.	Indemnification Process. If any claim is made by a third party in respect to which indemnity may be sought by Licensee pursuant to the provisions of this Section 7, Licensee shall promptly notify Licensor in writing, specifying the nature of the third-party actions and the total monetary amount or other relief sought therein. Licensee shall reasonably cooperate with Licensor at Licensor’s expense in such action. Licensor shall undertake to conduct all the proceedings and negotiations in connection therewith, assuming full responsibility for the defense, and shall also undertake all other required steps or proceedings to settle or defend any such action, including the employment of counsel which shall be reasonably satisfactory to Licensee, and the payment of all expenses. Licensee shall have the right to employ its own expense separate counsel and participate in the defense. Licensor shall obtain Licensee’s prior written consent to any settlement of an indemnified claim, and such consent shall not be unreasonably withheld.

8. TERMINATION AND DEFAULT.

a.	Termination by Licensor. Licensor may terminate this Agreement and the license granted to Licensee herein upon the occurrence of any of the following events:

i.	Licensee breaches any material obligation of Licensee under this Agreement and such breach is not cured within thirty (30) days of Licensee’s receipt of written notice thereof from Licensor;

ii.	Licensor becomes or is declared insolvent or bankrupt; (ii) is the subject of a voluntary or involuntary bankruptcy or other proceeding related to its liquidation or solvency, which proceeding is not dismissed within ninety (90) calendar days after its filing; (iii) ceases to do business in the normal course; or (iv) makes an assignment for the benefit of creditors. This Agreement shall terminate immediately and automatically upon any determination by a court of competent jurisdiction that either Party is excused or prohibited from performing in full all obligations hereunder, including, without limitation, rejection of this Agreement pursuant to 11 U.S.C. §365).

b.	Termination by Licensee. Licensor may terminate this Agreement and the license granted to Licensee upon the occurrence of any of the following events:

i.	Licensor breaches any material obligation of Licensee under this Agreement and such breach is not cured within thirty (30) days of Licensee’s receipt of written notice thereof from Licensor, in which event Licensee shall be entitled to a pro-rata refund of the License Fees paid to Licensor under this Agreement.

9

ii.	Licensor becomes or is declared insolvent or bankrupt; (ii) is the subject of a voluntary or involuntary bankruptcy or other proceeding related to its liquidation or solvency, which proceeding is not dismissed within ninety (90) calendar days after its filing; (iii) ceases to do business in the normal course; or (iv) makes an assignment for the benefit of creditors. This Agreement shall terminate immediately and automatically upon any determination by a court of competent jurisdiction that either Party is excused or prohibited from performing in full all obligations hereunder, including, without limitation, rejection of this Agreement pursuant to 11 U.S.C. §365).

c.	Remedies Upon Termination. In the event of any termination of this Agreement:

i.	Licensee shall cease all further use of the Licensed Product, or any portion thereof, in all forms and on all media and computer memory, and Licensee shall promptly: (i) surrender and deliver the Licensed Product and all Copies thereof to Licensor; or (ii) destroy all Copies of Licensed Product, including backup and archival copies, and provide satisfactory evidence of such destruction to Licensor within one (1) month following termination;

ii.	The Parties may cease performance of their obligations under this Agreement;

iii.	The Parties shall promptly return, or the certify the destruction of, all of the other Party’s Confidential Information; and

iv.	If Licensee’s right to use any Software is terminated for any reason whatsoever, Licensee shall nevertheless be entitled to retain a copy of the Licensed Product for archival purposes and/or to satisfy Licensee’s obligations under any applicable law.

d.	Equitable Relief. The Parties acknowledge and admit that there may be no adequate remedy at law for the failure of the other Party to comply with any of the material terms and conditions of this Agreement, including, without limitation, a failure to cease the use of the Licensed Product upon termination of the license or a breach of the confidentiality provisions of Section 9, and the Parties agree that, in the event of any such failure, the non-breaching Party shall be entitled to equitable relief by way of temporary restraining order, temporary injunction and permanent injunction and such other and further relief as any court of competent jurisdiction may deem proper.

10

9. CONFIDENTIALITY.

a.	Confidential Information. As used in this Agreement, the term “Confidential Information” means all information, including, but not limited to, the trade secrets and know-how of the respective Parties, any information marked “Confidential” or “Proprietary”, and in the case of Licensor, the Licensed Product; provided, however, Confidential Information shall not mean any information that:

i.	is known to the receiving Party at the time of disclosure by the disclosing Party;

ii.	is developed independently by the receiving Party without use of the disclosing Party’s Confidential Information;

iii.	is within, or later falls within, the public domain without breach of this Agreement by the receiving Party;

iv.	is publicly disclosed with written approval of the disclosing Party; or

v.	becomes lawfully known or available to the receiving Party without restriction from a source having the lawful right to disclose the information without breach of this Agreement by the receiving Party.

b.	In the event the receiving Party is legally requested or compelled in any form to disclose any of the disclosing Party’s Confidential Information, the receiving Party, unless prohibited by applicable law, shall provide the disclosing Party with prompt written notice of such request, so that the disclosing Party may seek a protective order or pursue other appropriate remedies to protect the confidentiality of its information. If such protective order or other remedy is not obtained, the receiving Party will furnish only that portion of the Confidential Information which the receiving Party, upon the opinion of its counsel, is legally required to furnish. The receiving Party will reasonably assist the disclosing Party in its efforts to obtain a protective order or other remedies to protect or limit the disclosure of the information subject to the request.

11

c.	Each Party acknowledges that in the performance of this Agreement a Party may receive Confidential Information from a disclosing Party and that, as between the Parties, such Confidential Information is the exclusive property of the disclosing Party. The receiving Party agrees to hold the Confidential Information of the disclosing party in strict confidence in accordance with the provisions of this Agreement. A receiving Party: (a) shall not permit its employees or agents to remove any proprietary or other legends or restrictive notices contained or included in any Confidential Information provided by the disclosing Party; (b) shall not permit its employees or agents to copy or modify any Confidential Information except as specifically authorized in this Agreement; (c) shall not disclose any Confidential Information to a third party without the prior written consent of the disclosing Party; (d) shall only use the disclosing Party’s Confidential information for purposes of performing its obligations under this Agreement, and shall not otherwise use the information for its own benefit or for the benefit of any third party; and (e) agrees to keep secure and maintain the Confidential Information of the disclosing Party in a manner no less protective than that used to maintain the confidentiality of the receiving Party’s own Confidential Information.

d.	Limitation on Disclosure. A receiving Party may disclose Confidential Information to its employees or agents under the control and direction of the receiving Party only in the normal course of business and on a need to know basis within the scope and purpose of this Agreement. Provided, however, prior to any disclosure all such agents shall have entered into written agreements with the receiving Party requiring such agents to treat and use all such Confidential Information in a manner consistent with the terms and conditions of this Agreement. Except as expressly set forth herein, no licenses under any patent, copyright or other intellectual property rights of either Party are granted.

e.	Return of Confidential Information. Upon any termination, cancellation, or rescission of this Agreement, a receiving Party shall: (i) surrender and deliver all Confidential Information of the other Party, including all copies thereof; or (ii) destroy the Confidential Information and all copies thereof and provide satisfactory evidence of such destruction to the disclosing Party within one (1) month following termination.

10. GENERAL.

a.	Relationship of the Parties. The Licensor and Licensee are and shall remain independent contractors. Nothing herein shall be deemed to establish a partnership, joint venture, or agency relationship between the Licensor and Licensee. Neither Licensor nor Licensee shall have the right to obligate or bind the other in any manner to any third party.

12

b.	Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors, and assigns.

c.	Notices. All notices required to be given pursuant to this Agreement shall be transmitted either by (i) delivery in person, (ii) electronic mail, (iii) certified mail, return receipt requested, or (iv) overnight mail, addressed to the Party to be notified at the following address or to such other address (or person) as such Party shall specify by like notice hereunder:

If to Licensor:

ABCG Holdings Ltd.

Level 2, Palazzo Ca’ Brugnera, Valley Road,

B’Kara, BKR 9024, Malta, EU

If to Licensee:

UNEEQO, Ltd.

20-22 Wenlock Road

London, N1 7GU, United Kingdom

If to Parent Company:

UNEEQO, Inc.

123 West Nye Lane, Suite 129

Carson City, NV 89706

d.	Compliance with Laws. Each Party shall comply with all applicable state, federal and local laws, executive orders and regulations in the performance of its obligations under this Agreement.

e.	Headings. The headings and captions appearing in this Agreement have been inserted for the purposes of convenience and ready reference only and do not purport to and shall not be deemed to define, limit or extend the scope or intent of the provisions to which they appertain.

f.	Form. Where the context so admits, words and expressions appearing in the singular in this Agreement may be interpreted in the plural, and vice versa.

13

g.	Integration. This Agreement, including the Schedules attached hereto and incorporated herein, constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings between them, whether written or oral, between them relating to the subject matter of this Agreement.

h.	Modification or Amendment. No modification to, amendment of, or other change in this Agreement shall be binding on any Party unless it is in writing and signed by authorized representatives of each Party.

i.	Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving Party, nor shall any such waiver, if made, constitute a waiver of any subsequent breach of the same or of any other provision of this Agreement.

j.	Force Majeure. Neither Party shall be liable to the other by reason of any failure of performance hereunder if such failure arises out of causes beyond such Party’s reasonable control, despite the reasonable efforts, and without the fault or negligence of such Party. A Party experiencing such an event shall give as prompt notice as possible under the circumstances.

k.	Fees and Expenses. If either Party institutes an action to enforce this Agreement or any of its terms, the prevailing Party shall also be entitled to recover all of its costs, expenses and reasonable attorneys’ fees.

l.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

m.	Authority to Contract. Each Party represents that it has the full power and authority to enter into this Agreement and to convey the rights herein conveyed.

n.	Governing Law. This Agreement shall be construed in accordance with and governed by the substantive laws of the United Kingdom. The Parties hereby agree that the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement. All disputes hereunder shall be resolved in the applicable courts of the United Kingdom. The parties consent to the jurisdiction of such courts, agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available.

o.	Severability. If any provision of this Agreement is held invalid or unenforceable under any applicable law, such invalidity or unenforceability will not affect any other provision of this Agreement that can be given effect without the invalid or unenforceable provision, and this Agreement shall be construed as if said invalid or unenforceable provision had not been contained herein.

14

p.	Negotiation. This Agreement is the result of negotiation between the Parties and, accordingly, shall not be construed more strongly for or against either Party regardless of which Party was more responsible for the preparation of this Agreement or any portion thereof.

q.	Remedies Cumulative. The rights and remedies of Licensor and Licensee under this Agreement shall be cumulative and in addition to all other rights and remedies available at law and in equity.

[SIGNATURE PAGE FOLLOWS]

15

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their duly authorized corporate officers as of the day and year first above written.

Licensor:

ABCG HOLDINGS LTD.

By:	/s/ Barend Chris Greyling
Name:	Barend Chris Greyling
Title:	CEO

Date:	June 10, 2016

Licensee:

UNEEQO LTD.

By:	/s/ Barend Chris Greyling
Name:	Barend Chris Greyling
Title:	President

Date:	June 10, 2016

Parent Company:

UNEEQO, INC.

By:	/s/ Barend Chris Greyling
Name:	Barend Chris Greyling
Title:	President

Date:	June 10, 2016

16

Schedule A

LICENSED SOFTWARE

The business of conceiving, designing, developing and deploying innovative, cross platform/ cross network Instant Messaging (or other emerging Messaging technologies) products, platforms, networks and services as may be required, now and in the future to support corporate, consumer and OEM customers wishing to communicate in close to real time with other people regardless of the messaging applications in use. The primary growth target market will focus on mobile devices, smartphones and wearable technology, gaming platforms as well as catering for more traditional internet access devices, such as desktops, laptops and netbooks. In future other potential markets are envisaged to include IP TV and Smart TV which offer limited capability today but which are ubiquitous.

To conceive, design, develop and utilise innovative methods and processes and business models to achieve optimum monetisation of the Instant Messaging platform by offering companies and advertising agencies or other intermediaries a novel digital advertising capability and a way to have their sequential marketing messages carried natively and in a non-disruptive manner during dialogue between individuals using IM applications and networks. The Company will offer a unique business benefit to consumers by enabling them to spend real credits.

In conjunction with the corporate advertisers, the Company’ offering is inter-linked with innovative customer loyalty and reward schemes and systems for its consumer customers, accumulating credits based on selecting ‘Sponsors’ and usage of the Company’s Instant Messaging / cross Application service platform and for redeeming earned credits in a wide range of ways, with a direct monetary value to the consumers. This includes the unique ability to offer consumers a specific ‘Opt In’ choice to receive messages from personally selected companies that they wish to have sponsoring their messages and from whom they wish to receive marketing offers and which are age appropriate.

To offer consumers the choice of Instant Messaging applications that suit them best, now and in future, without the requirement to utilise IM aggregation products or move to our own offering.

To offer consumers, who do not wish to receive any ‘Sponsor’ messages or offers, a paid for service for a modest periodic subscription charge which will also offer the value-add of not requiring the opening and closing of various applications, nor the acquisition of IM aggregation products.

To conceive, design, develop and implement a ‘plug in’ or ‘button’ that can be utilised by other application providers wishing to add a wide spectrum IM capability to their own customers without leaving their own applications.

To conceive, design, develop and implement a unique user identification system, incorporating key user attributes such as geographic location, sex, age and so on that will form the basis for additional products, solutions and services in future, including but not limited to VOIP and Video over IP.

17